Filed Pursuant to Rule 433

Registration No. 333-143180

Final Term Sheet

December 3, 2007

$3,000,000,000

AT&T Inc.

4.950% GLOBAL NOTES DUE 2013

6.300% GLOBAL NOTES DUE 2038

ISSUER:	AT&T Inc.

TITLE OF SECURITIES:	4.950% Global Notes due 2013 and 6.300% Global Notes due 2038 (collectively, the “Notes”)

TRADE DATE:	December 3, 2007

SETTLEMENT DATE (T+3):	December 6, 2007

MATURITY DATE:	January 15, 2013, at par, for 4.950% Global Notes due 2013 January 15, 2038, at par, for 6.300% Global Notes due 2038

AGGREGATE PRINCIPAL AMOUNT OFFERED:	Global Notes due 2013: $1,000,000,000 Global Notes due 2038: $2,000,000,000

PRICE TO PUBLIC (ISSUE PRICE):	Global Notes due 2013: 99.916% Global Notes due 2038: 99.559%

GROSS SPREAD:	Global Notes due 2013: 0.350% Global Notes due 2038: 0.875%

PRICE TO AT&T INC.:	Global Notes due 2013: 99.566% Global Notes due 2038: 98.684%

NET PROCEEDS:	Global Notes due 2013: $995,660,000 Global Notes due 2038: $1,973,680,000

UNDERWRITERS’ REIMBURSEMENT OF AT&T INC.’S EXPENSES:	Underwriters to reimburse $500,000 of AT&T Inc.’s expenses

INTEREST RATE:	Global Notes due 2013: 4.950% per annum Global Notes due 2038: 6.300% per annum

INTEREST PAYMENT DATES:	Semi-annually on each January 15 and July 15, commencing on July 15, 2008

DENOMINATIONS:	Minimum of $2,000 and integral multiples of $1,000 thereafter

OPTIONAL REDEMPTION:	At any time, in whole or in part, at a make-whole call equal to the greater of (i) 100% of the principal amount of the Global Notes due 2013 or the Global Notes due 2038, as applicable, to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus 25 basis points for Global Notes due 2013 and at a rate equal to the sum of the Treasury Rate plus 30 basis points for Global Notes due 2038.

RATINGS:	Moody’s: A2 (Stable), S&P: A (Stable), Fitch: A (Stable)

JOINT BOOKRUNNERS:	Goldman, Sachs & Co. J.P. Morgan Securities Inc. Wachovia Capital Markets, LLC

ALLOCATION:

Underwriters	Principal Amount of 2013 Notes		Principal Amount of 2038 Notes
Goldman, Sachs & Co.		U.S.$238,167,000		U.S.$476,334,000
J.P. Morgan Securities Inc.		238,167,000		476,333,000
Wachovia Capital Markets, LLC		238,166,000		476,333,000
Deutsche Bank Securities Inc.		52,334,000		104,667,000
Lehman Brothers Inc.		52,333,000		104,667,000
Greenwich Capital Markets, Inc.		52,333,000		104,666,000
Cabrera Capital Markets, LLC		21,417,000		42,834,000
CastleOak Securities, L.P.		21,417,000		42,833,000
Citigroup Global Markets Inc.		21,416,000		42,833,000
Mitsubishi UFJ Securities International plc.		21,417,000		42,834,000
Morgan Stanley & Co. Incorporated		21,417,000		42,833,000
UBS Securities LLC		21,416,000		42,833,000

Total	U.S.$	1,000,000,000	U.S.$	2,000,000,000

Total	U.S.$3,000,000,000

REFERENCE DOCUMENT:	Prospectus Supplement, dated December 3, 2007; Prospectus, dated May 23, 2007.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING J.P. MORGAN SECURITIES INC. COLLECT AT 1-212-834-4533, WACHOVIA CAPITAL MARKETS, LLC TOLL FREE AT 1-866-289-1262, AND GOLDMAN, SACHS & CO. TOLL FREE AT 1-866-471-2526.

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